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                       CONSENT OF INDEPENDENT ACCOUNTANTS

To Bitstream Inc.:

     As independent public accountants, we hereby consent to the use of our reports dated April 30, 1996 (except with respect to the matters discussed in Note 1(k) and Note 10(d), as to which the date is May 21, 1996) (and to all references to our Firm) included in or made a part of this registration statement.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
September 6, 1996